EXHIBIT F-1

February 4, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Cinergy Corp./ File No. 70-

Ladies and Gentlemen:

     I am Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and I am filing this opinion, pursuant to the rules and regulations of the Commission under the Act, as an exhibit to Cinergy's Declaration on Form U-1 which is being filed concurrently herewith (such Form U-1, including as it may hereinafter be amended, the "Application").

     In the Application, Cinergy requests Commission authorization with respect to certain proposed service agreements the parties to which will be Cinergy's domestic public utility subsidiaries and their domestic nonutility affiliates (excluding exempt telecommunications companies).

     In connection with this opinion, I have reviewed the Application and such exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable.

     I am a member of the Bar of the State of Ohio and do not purport to be an expert on the laws of any other jurisdiction. I have examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. Such opinions are limited solely to matters governed by the laws of the State of Ohio and the DGCL.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with (I) the Application and the Commission's order(s) to be issued with respect thereto and (ii) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     All state laws applicable to the proposed transactions will have been complied with.

     The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by

     Cinergy or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                Very truly yours,


                                /s/Jerome A. Vennemann
                                Associate General Counsel